Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan of MaxLinear, Inc. of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedule of MaxLinear, Inc. and the effectiveness of internal control over financial reporting of MaxLinear, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California
March 26, 2015